Exhibit 4.2

When recorded mail to:

Craig W. Stensland

Central Illinois Light Company

One Ameren Plaza (MC 1310)

1901 Chouteau Avenue

St. Louis, Missouri 63103

Indenture

Between

Central Illinois Light Company

and

Deutsche Bank Trust Company Americas,

as successor Trustee under Indenture of Mortgage and Deed of Trust, dated as of April 1, 1933, between Illinois Power Company and Bankers Trust Company (predecessor of Deutsche Bank Trust Company Americas), as Trustee, as amended and supplemented by Indenture between the same parties, dated as of June 30, 1933, and as amended, supplemented and assumed by Indenture dated as of July 1, 1933, between Central Illinois Light Company and Bankers Trust Company (predecessor of Deutsche Bank Trust Company Americas), as Trustee, and as amended and supplemented by various Indentures between the same parties bearing subsequent dates.

Dated as of June 15, 2009

This instrument was prepared by Steven R. Sullivan, Senior Vice President, General Counsel and Secretary of Central Illinois Light Company, 300 Liberty Street, Peoria, Illinois 61602, (314) 554-2098.

Indenture dated as of the 15th day of June, 2009 (hereinafter sometimes referred to as this “Supplemental Indenture”), between Central Illinois Light Company, a corporation of the State of Illinois (hereinafter sometimes referred to as the “Company”), party of the first part, and Deutsche Bank Trust Company Americas, a corporation of the State of New York, as successor Trustee (hereinafter sometimes referred to as the “Trustee”), party of the second part, under the Indenture of Mortgage and Deed of Trust between Illinois Power Company and Bankers Trust Company (predecessor of Deutsche Bank Trust Company Americas), as Trustee, dated as of April 1, 1933, as amended and supplemented by Indenture between said Illinois Power Company and said Bankers Trust Company (predecessor of Deutsche Bank Trust Company Americas), dated as of June 30, 1933, and as amended, supplemented and assumed by Indenture between the Company and said Bankers Trust Company (predecessor of Deutsche Bank Trust Company Americas), dated as of July 1, 1933, and as amended and supplemented by various Indentures between the Company and said Bankers Trust Company (predecessor of Deutsche Bank Trust Company Americas) bearing subsequent dates (said Indenture of Mortgage and Deed of Trust as amended, supplemented and assumed being hereinafter sometimes referred to as the “Indenture”).

WHEREAS, the Indenture provides for the issuance of bonds thereunder in one or more series, the form of which series of bonds to be substantially in the form set forth therein with such insertions, omissions and variations as the Board of Directors of the Company may determine; and

WHEREAS, the Company has entered into a 2009 Credit Agreement (as amended or otherwise modified from time to time, the “Credit Agreement”) by and among Ameren Corporation, the Company, Central Illinois Public Service Company and Illinois Power Company, as borrowers, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as agent (in such capacity, the “Agent”) for the Lenders, providing for the making of certain financial accommodations thereunder to the Company, and pursuant to such Credit Agreement, the Company has agreed to issue to the Agent, as evidence of and security for the Obligations (as such term is defined in the Credit Agreement) of the Company (the “Company Obligations”), a new series of bonds under the Indenture; and

WHEREAS, for such purposes, the Company, by appropriate corporate action in conformity with the terms of the Indenture, has duly determined to create a series of bonds under the Indenture to be designated as “First Mortgage Bonds, 2009 Credit Agreement Series” (hereinafter sometimes referred to as the “bonds of the 2009 Credit Agreement Series”), the bonds of which series are to be issued as registered bonds without coupons and are to bear interest as specified in the form of bond of the 2009 Credit Agreement Series set forth below and are to mature, subject to prior acceleration and redemption, on the Commitment Termination Date (as such term is defined in the Credit Agreement); and

WHEREAS, the bonds of 2009 Credit Agreement Series shall be issued to the Agent as evidence of and security for the Company Obligations under the Credit Agreement; and

WHEREAS, the definitive registered bonds without coupons of the 2009 Credit Agreement Series (certain of the provisions of which may be printed on the reverse side thereof) and the Trustee’s certificate of authentication to be borne by such bonds are to be substantially in the following forms, respectively:

[General Form of Registered Bond of the 2009 Credit Agreement Series]

No.	$

Notwithstanding any provisions hereof or in the Indenture this Bond is not assignable or transferable except to a successor Agent appointed in accordance with the Credit Agreement hereinafter referred to.

CENTRAL ILLINOIS LIGHT COMPANY

First Mortgage Bond, 2009 Credit Agreement Series

Illinois Commerce Commission

Identification No.: Ill. C.C. [            ]

Central Illinois Light Company, a corporation of the State of Illinois (hereinafter called the “Company”), for value received, hereby promises to pay to JPMorgan Chase Bank, N.A., as agent (in such capacity, the “Agent”) for the Lenders (as defined below) under the 2009 Credit Agreement by and among Ameren Corporation, the Company, Central Illinois Public Service Company and Illinois Power Company, as borrowers, the lenders from time to time party thereto (the “Lenders”) and the Agent (as amended or otherwise modified from time to time, the “Credit Agreement”), or registered assigns, the principal amount specified above or such lesser principal amount as shall be equal to the amount of the Borrower Credit Exposure (as defined in the Credit Agreement) of the Company outstanding on the Commitment Termination Date (having at any time the meaning such term has at such time under the Credit Agreement) of the Company, but not in excess of the principal amount of this bond, and to pay interest thereon at the Interest Rate (as defined below) until the principal hereof is paid or duly made available for payment on the Commitment Termination Date or in the event of redemption of this bond, until the redemption date.

Interest on this bond shall be payable on each Interest Payment Date (as defined below), commencing on the first Interest Payment Date next succeeding the date of this bond. If the Commitment Termination Date falls on a day which is not a Business Day (as defined below), principal and any interest and/or fees payable with respect to the Commitment Termination Date will be paid on the next succeeding Business Day. The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions provided in the Supplemental Indenture dated as of June 15, 2009, hereinafter referred to, be paid to the person in whose name this bond (or one or more predecessor bonds) is registered at the close of business on the Record Date (as defined below); provided, however, that interest payable on the Commitment Termination Date will be payable to the person to whom the principal hereof shall be payable. Should the Company default in the payment of interest (“Defaulted Interest”), the Defaulted Interest shall be paid to the person in whose name this bond is registered on the

Record Date to be established by the Trustee for payment of such Defaulted Interest. As used herein, (1) “Business Day” shall have the meaning assigned thereto in the Credit Agreement; (2) “Interest Payment Date” shall mean each date on which Company Obligations constituting interest and/or fees are due and payable from time to time pursuant to the Credit Agreement; (3) “Interest Rate” shall mean a rate of interest per annum, adjusted as necessary, to result in an interest payment equal to the aggregate amount of Company Obligations constituting interest and fees of the Company due under the Credit Agreement on the applicable Interest Payment Date; and (4) “Record Date” with respect to any Interest Payment Date shall mean the day (whether or not a Business Day) immediately next preceding such Interest Payment Date.

Both the principal of and the interest on this bond shall be payable, in immediately available funds, at the office of the Trustee hereinafter referred to.

This bond is to be issued and delivered to the Agent in order to evidence and secure the obligations of the Company under the Credit Agreement to make payments to the Lenders under the Credit Agreement and to provide the Lenders the benefit of the lien of the Indenture with respect to the 2009 Credit Agreement Series Bonds.

The obligation of the Company to make payments with respect to principal under the Credit Agreement shall not give rise to an obligation to pay principal of the 2009 Credit Agreement Series Bonds except on the Commitment Termination Date of the Company or upon redemption hereof. If at any time any permanent reduction of the Borrower Sublimit (as defined in the Credit Agreement) of the Company or the Borrower Credit Exposure (as defined in the Credit Agreement) of the Company shall result in the principal of the 2009 Credit Agreement Series Bonds being greater than the greater of the Borrower Sublimit and the Borrower Credit Exposure, a payment obligation with respect to the principal of the 2009 Credit Agreement Series Bonds in the amount of such excess shall be deemed discharged upon the effectiveness of such permanent reduction. No payment of principal under the Credit Agreement shall reduce the principal amount of the 2009 Credit Agreement Series Bonds to an amount less than the greater of the Borrower Sublimit and the Borrower Credit Exposure.

The obligation of the Company to make payments with respect to the interest on this bond shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due interest and/or fees of the Company under the Credit Agreement shall have been fully or partially paid. Satisfaction of any obligation to the extent that payment is made with respect to the interest and/or fees of the Company under the Credit Agreement means that if any payment is made on the interest and/or fees of the Company under the Credit Agreement, a corresponding payment obligation with respect to the interest on this bond shall be deemed discharged in the same amount as such payment made on the interest and/or fees of the Company under the Credit Agreement.

The Trustee may at any time and all times conclusively assume that the obligation of the Company to make payments with respect to the principal of and interest on this bond, so far as such payments at the time have become due, has been fully satisfied and discharged pursuant to the foregoing paragraphs unless and until the Trustee shall have received a written notice from the Agent stating (1) that timely payment of principal of or interest on this bond has not been made, (2) that the Company is in arrears as to the payments required to be made by it to the Agent in connection with the Company Obligations pursuant to the Credit Agreement, and (3) the amount of the arrearage.

This bond is one of an issue of bonds of the Company, issuable in series, and is one of a series known as its First Mortgage Bonds of the series designated in its title, all issued and to be issued under and equally secured (except as to any sinking fund established in accordance with the provisions of the Mortgage (defined below) for the bonds of any particular series) by an Indenture of Mortgage and Deed of Trust dated as of April 1, 1933, executed by Illinois Power Company to Bankers Trust Company (predecessor of Deutsche Bank Trust Company Americas) or its successor (hereinafter sometimes referred to as the “Trustee”) as Trustee, as amended by Indenture dated as of June 30, 1933, as assumed by the Company and as amended and supplemented by Indentures between the Company and the Trustee bearing subsequent dates, including the Indenture dated as of June 15, 2009 (all of which indentures are herein collectively called the “Mortgage”), to which reference is made for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds in respect thereof and the terms and conditions upon which the bonds are secured.

As more fully described in the Indenture, the rights and obligations of the Company and the rights of the bondholders may be modified with the consent of the holders of not less than 60% in principal amount of the bonds adversely affected; provided, however, that no modification shall (1) extend the time, or reduce the amount, of any payment on any bond, without the consent of the holder of each bond so affected, (2) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Mortgage, without the consent of the holders of all bonds then outstanding, or (3) reduce the above percentage of the principal amount of bonds the holders of which are required to approve any such modification without the consent of the holders of all bonds then outstanding.

The principal hereof may be declared or may become due on the conditions, with the effect, in the manner and at the time set forth in the Mortgage, upon the occurrence of a completed default as in the Mortgage provided.

This bond is not redeemable except upon written demand of the Agent following the occurrence of a Default by the Company under the Credit Agreement and the acceleration of the Company Obligations under the Credit Agreement.

In the manner and upon payment of the charges prescribed in the Mortgage, registered bonds without coupons of this series may be exchanged for a like aggregate principal amount of fully registered bonds of other authorized denominations of the same series, upon presentation and surrender thereof, for cancellation, to the Trustee at its principal office in the Borough of Manhattan, The City of New York, New York.

This bond shall not be assignable or transferable except to a successor Agent appointed in accordance with the Credit Agreement. Subject to the restriction on transfer of this bond hereinbefore set forth, this bond is transferable as prescribed in the Mortgage by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York, New York, upon surrender and cancellation of this bond, and, thereupon, a new fully registered bond of the same series for a like principal amount will be issued to the transferee in exchange therefor as provided in the Mortgage, and upon payment, if the Company shall require it, of the charges therein prescribed; provided, that the Company shall not be required to exchange any bonds of this series for a period of ten (10) days next preceding an Interest Payment Date with respect to such bonds.

The Agent shall surrender this bond to the Trustee when each of the Borrower Sublimit and the Borrower Credit Exposure of the Company have been reduced to zero and all fees and other amounts payable by the Company pursuant to the Credit Agreement with respect to the Company Obligations shall have been duly paid.

No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

This bond shall not become obligatory until Deutsche Bank Trust Company Americas, the Trustee under the Mortgage, or its successor thereunder, shall have signed the form of certificate endorsed hereon.

IN WITNESS WHEREOF, Central Illinois Light Company has caused this bond to be signed in its name by its President or a Vice President by a facsimile of his signature and a facsimile of its corporate seal to be printed hereon, attested by its Secretary or an Assistant Secretary by a facsimile of his signature.

Dated:

[Seal]	Central Illinois Light Company

By
[President]

Attest:

[Secretary]

[Form of Trustee’s Certificate]

This bond is one of the bonds of the series designated therein, described in the within-mentioned Mortgage.

Deutsche Bank Trust Company Americas, as Trustee

By Deutsche Bank National Trust Company

By
Authorized Officer

and

WHEREAS, all things necessary to make the bonds of the 2009 Credit Agreement Series, when authenticated by the Trustee and issued as in the Indenture provided, the valid, binding and legal obligations of the Company, entitled in all respects to the security of the Indenture, have been done and performed, and the creation, execution and delivery of this Supplemental Indenture have in all respects been duly authorized; and

WHEREAS, the Company and the Trustee deem it advisable to enter into this Supplemental Indenture for the purpose of describing the bonds of the 2009 Credit Agreement Series, and of providing the terms and conditions of redemption thereof;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: That Central Illinois Light Company, in consideration of the premises and of one dollar to it duly paid by the Trustee at or before the unsealing and delivery of these presents, the receipt whereof is hereby acknowledged, and of the purchase and acceptance of the bonds issued or to be issued hereunder by the holders or registered owners thereof, and in order to secure the payment both of the principal and interest of all bonds at any time issued and outstanding under the Indenture, according to their tenor and effect, and the performance of all of the provisions of the Indenture and of said bonds, hath granted, bargained, sold, released, conveyed, assigned, transferred, pledged, set over and confirmed and by these presents doth grant, bargain, sell, release, convey, assign, transfer, pledge, set over and confirm unto Deutsche Bank Trust Company Americas, as Trustee, and to its successor or successors in said trust, and to it and their assigns forever, all the properties of the Company located in the State of Illinois described on page 11 under the heading “Detailed Description of Additional Properties,” which is made a part hereof.

And all other real, personal and mixed, tangible and intangible of the character described in the granting clauses of the aforesaid Indenture of Mortgage and Deed of Trust dated as of April 1, 1933 or in any indenture supplemental thereto acquired by the Company on or after the date of the execution and delivery of said Indenture of Mortgage and Deed of Trust (except any in said Indenture of Mortgage and Deed of Trust or in any indenture supplemental thereto expressly excepted) now owned or hereafter acquired by the Company and wheresoever situated.

Together with all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Article XI of the

Indenture) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

To Have and to Hold all such properties, real, personal and mixed, mortgaged, pledged or conveyed by the Company as aforesaid, or intended so to be, unto the Trustee and its successors and assigns forever.

In Trust, Nevertheless, upon the terms and trusts of the Indenture, for those who shall hold the bonds and coupons issued and to be issued thereunder, or any of them, without preference, priority or distinction as to lien of any of said bonds and coupons over any others thereof by reason of priority in the time of the issue or negotiation thereof, or otherwise howsoever, subject, however, to the provisions in reference to extended, transferred or pledged coupons and claims for interest set forth in the Indenture (and subject to any sinking funds that may be created for the benefit of any particular series).

Provided, However, and these presents are upon the condition that, if the Company, its successors or assigns, shall pay or cause to be paid, the principal of and interest on said bonds, at the times and in the manner stipulated therein and herein, and shall keep, perform and observe all and singular the covenants and promises in said bonds and in the Indenture expressed to be kept, performed and observed by or on the part of the Company, then this Supplemental Indenture and the estate and rights hereby granted shall cease, determine and be void, otherwise to be and remain in full force and effect.

It Is Hereby Covenanted, Declared and Agreed by the Company that all such bonds and coupons, if any, are to be issued, authenticated and delivered, and that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts in the Indenture set forth, and the Company, for itself and its successors and assigns, does hereby covenant and agree to and with the Trustee and its successor or successors in such trust, for the benefit of those who shall hold said bonds and interest coupons, or any of them, as follows:

Section 1. The bonds of the 2009 Credit Agreement Series shall mature, subject to prior acceleration and redemption, on the Commitment Termination Date (having at any time the meaning such term has at such time under the Credit Agreement) of the Company, shall bear interest from their date as set forth in the form of bond hereinbefore set forth, and shall be designated as the Company’s First Mortgage Bonds of the series hereinbefore set forth. Both principal of and interest on the bonds shall be payable in lawful money of the United States of America at the office of the Trustee hereinafter mentioned. Each bond of 2009 Credit Agreement Series shall be dated as of the Interest Payment Date (as defined below) thereof to which interest was paid next preceding the date of issue, unless (a) issued on an Interest Payment Date thereof to which interest was paid, in which event it shall be dated as of such issue date, or (b) issued prior to the occurrence of the first Interest Payment Date thereof to which interest was paid, in which event it shall be dated the date of original issuance.

Definitive bonds of the 2009 Credit Agreement Series will be issued, originally or otherwise, only as registered bonds without coupons in the name of the Agent as evidence of and security for the Company Obligations under the Credit Agreement; and they and the Trustee’s certificate of authentication shall be substantially in the forms hereinbefore recited, respectively.

The bonds of the 2009 Credit Agreement Series shall not be assignable or transferable except to a successor Agent appointed in accordance with the Credit Agreement. Subject to the restriction on transfer of the bonds of the 2009 Credit Agreement Series hereinbefore set forth, and in the manner and upon payment of the charges prescribed in the Indenture, registered bonds without coupons of the 2009 Credit Agreement Series may be exchanged for a like aggregate principal amount of fully registered bonds of other authorized denominations of the same series, upon presentation and surrender thereof for cancellation, to the Trustee at its principal office in the Borough of Manhattan, The City of New York, New York; provided, that the Company shall not be required to exchange any bonds of the 2009 Credit Agreement Series for a period of ten (10) days next preceding an Interest Payment Date with respect to such bonds. However, notwithstanding the provisions of Section 14 of the Indenture, no charge shall be made upon any transfer or exchange of bonds of said series other than for any tax or taxes or other governmental charge required to be paid by the Company.

Except as set forth herein, the bonds of the 2009 Credit Agreement Series are not redeemable. Upon the occurrence of a Default by the Company under the Credit Agreement and the acceleration of the Company Obligations, the bonds of the 2009 Credit Agreement Series shall be redeemable in whole upon receipt by the Trustee of a written demand from the Agent stating that there has occurred under the Credit Agreement both a Default by the Company and a declaration of acceleration of the Company Obligations and demanding redemption of the bonds of 2009 Credit Agreement Series (including a description of the amount of principal, interest, fees cash collateralization obligations and other amounts which comprise such Company Obligations). The Company waives any right it may have to prior notice of such redemption under the Indenture and any other notice required under the Indenture, including notice to be given by the Company, shall be deemed satisfied by the notice given by the Agent as aforesaid. Upon surrender of the bonds of the 2009 Credit Agreement Series by the Agent to the Trustee, the bonds of 2009 Credit Agreement Series shall be redeemed at a redemption price equal to the aggregate amount of the Company Obligations.

Section 2. The principal amount of bonds of the 2009 Credit Agreement Series outstanding from time to time shall always be equal to $150,000,000 or such lesser principal amount as shall be equal to the Borrower Credit Exposure (as defined in the Credit Agreement) of the Company on the Commitment Termination Date, but not in excess of $150,000,000.

The obligation of the Company to make payments with respect to principal under the Credit Agreement shall not give rise to an obligation to pay principal of the 2009 Credit Agreement Series Bonds except on the Commitment Termination Date of the Company or upon redemption as provided in this Supplemental Indenture. If at any time any permanent reduction of the Borrower Sublimit of the Company or the Borrower Credit Exposure of the Company shall result in the principal of the 2009 Credit Agreement Series Bonds being greater than the greater of the Borrower Sublimit and the Borrower Credit Exposure, a payment obligation with respect to the principal of the 2009 Credit Agreement Series Bonds in the amount of such excess shall be deemed discharged upon the effectiveness of such permanent reduction. No payment of principal under the Credit Agreement shall reduce the principal amount of the 2009 Credit Agreement Series Bonds to an amount less than the greater of the Borrower Sublimit and the Borrower Credit Exposure.

The obligation of the Company to make payments with respect to the interest on the bonds of 2009 Credit Agreement Series shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due interest and/or fees of the Company under the Credit Agreement shall have been fully or partially paid. Satisfaction of any obligation to the extent that payment is made with respect to the interest and/or fees of the Company under the Credit Agreement means that if any payment is made on the interest and/or fees of the Company under the Credit Agreement, a corresponding payment obligation with respect to the interest on the bonds of 2009 Credit Agreement Series shall be deemed discharged in the same amount as such payment made on the interest and/or fees of the Company under the Credit Agreement.

The Trustee may at any time and all times conclusively assume that the obligation of the Company to make payments with respect to the principal of and interest on the bonds of 2009 Credit Agreement Series, so far as such payments at the time have become due, has been fully satisfied and discharged pursuant to the foregoing paragraphs unless and until the Trustee shall have received a written notice from the Agent stating (a) that timely payment of principal of or interest on the bonds of 2009 Credit Agreement Series has not been made, (b) that the Company is in arrears as to the payments required to be made by it to the Agent in connection with the Company Obligations pursuant to the Credit Agreement, and (c) the amount of the arrearage.

As used herein, (A) “Business Day” shall have the meaning assigned thereto in the Credit Agreement; (B) “Interest Payment Date” shall mean each date on which Company Obligations constituting interest and/or fees are due and payable from time to time pursuant to the Credit Agreement; (C) “Interest Rate” shall mean a rate of interest per annum, adjusted as necessary, to result in an interest payment equal to the aggregate amount of Company Obligations constituting interest and fees of the Company due under the Credit Agreement on the applicable Interest Payment Date; and (D) “Record Date” with respect to any Interest Payment Date shall mean the day (whether or not a Business Day) immediately next preceding such Interest Payment Date.

At any time that a bond of the 2009 Credit Agreement Series is surrendered to the Trustee other than in connection with the redemption thereof, in connection with the Trustee’s enforcement of rights after a completed default under the Mortgage or in connection with the exchange of that bond as provided in Section 1 hereof, such bond shall be cancelled by the Trustee and shall be treated for all intents and purposes as if it has never been issued. In the event that only a portion of a bond of the 2009 Credit Agreement Series is so surrendered, the Trustee shall deliver without charge to the Agent a new bond of the 2009 Credit Agreement Series in an aggregate principal amount equal to the difference between the principal amount of the portion of the bond of the 2009 Credit Agreement Series so surrendered and the principal amount of such bond prior to such surrender.

As provided in Section 8.4 of the Credit Agreement, the Agent shall surrender the bonds of 2009 Credit Agreement Series to the Trustee for cancellation when each of the Borrower Sublimit and the Borrower Credit Exposure of the Company have been reduced to zero and all fees and other amounts payable by the Company pursuant to the Credit Agreement with respect to the Company Obligations shall have been duly paid.

Section 3. As supplemented and amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and this Supplemental Indenture and all the terms and conditions herein contained shall be deemed a part thereof.

Section 4. Except as herein otherwise expressly provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture, other than as set forth in the Indenture as heretofore amended and supplemented. The Trustee shall not be responsible for the recitals herein or in the bonds (other than in the authentication certificate of the Trustee), all of which are made by the Company solely.

Section 5. This Supplemental Indenture may be executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

Section 6. The Company acknowledges and intends that all advances made to it by the Lenders under the Credit Agreement, including future advances whenever hereafter made, shall be a lien from the time this Supplemental Indenture is recorded, as provided in Section 15-1302(b)(1) of the Illinois Mortgage Foreclosure Law (the “Act”), 735 ILCS 15-1101, et seq. The amount of the bonds of the 2009 Credit Agreement Series which comprises the principal amount then-outstanding of the Obligations under the Credit Agreement constitutes revolving credit indebtedness secured by a mortgage on real property, pursuant to the terms and conditions of 205 ILCS 5/5d from the date of this Supplemental Indenture.

Section 7. The Company shall provide the Trustee with copies of the Credit Agreement and any amendments thereto as soon as practicable after such Credit Agreement or amendment is entered into and the Trustee in performing its duties hereunder shall be entitled to rely on the latest copy of the Credit Agreement and any amendments thereto received from the Company. To the extent not identified in the Credit Agreement or amendment, as provided in the preceding sentence, the Company will inform the Trustee of any change in the identity of the Agent and the Trustee shall be entitled to conclusively rely on the notice or instructions received from the Agent pursuant to the Credit Agreement or amendment.

Detailed Description of Additional Properties

A PART OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 26, TOWNSHIP TWENTY SEVEN NORTH, RANGE THREE WEST OF THE THIRD PRINCIPAL MERIDIAN MORE PARTICULARY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SAID SECTION 26: THENCE SOUTH 90-00’00” WEST (BEARING ASSUMED FOR THE PURPOSE OF DESCRIPTION ONLY) ALONG THE SOUTH LINE OF THE SOUTHEAST QUARTER OF SAID SECTION 26, 300.00 FEET; THENCE NORTH 00-32’-22” EAST, 300.00 FEET; THENCE NORTH 90-00’-00” EAST,

300.00 FEET TO THE EAST LINE OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SAID SECTION 26; THENCE SOUTH 00-32’-22” WEST ALONG SAID EAST LINE, 300.00 FEET; TO THE POINT OF BEGINNING, SAID TRACT CONTAINING 2.066 ACRES, MORE OR LESS, SUBJECT TO THAT PORTION USED AS A PUBLIC ROAD RIGHT OF WAY, ALONG THE SOUTH SIDE OF SAID TRACT, SITUATE LYING, AND BEING IN THE COUNTY OF WOODFORD AND STATE OF ILLINOIS.

Part P.I.N. # 08-26-400-006

IN WITNESS WHEREOF, Central Illinois Light Company, party of the first part hereto, and Deutsche Bank Trust Company Americas, party of the second part hereto, have caused these presents to be executed in their respective names by their respective Presidents or one of their Vice Presidents or one of their Assistant Vice Presidents and their respective seals to be hereunto affixed and attested by their respective Secretaries or one of their Assistant Secretaries or one of their Associates, all as of the day and year first above written.

Central Illinois Light Company

By	/s/ Jerre E. Birdsong
Name:	Jerre E. Birdsong
Title:	Vice President and Treasurer

[Seal] Attest:

/s/ Craig W. Stensland
Name:	Craig W. Stensland
Title:	Assistant Secretary

Deutsche Bank Trust Company Americas, as Trustee

By Deutsche Bank National Trust Company

By	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Assistant Vice President

By	/s/ David Contino
Name:	David Contino
Title:	Vice President

[Seal] Attest:

/s/ Chris Niesz
Name:	Chris Niesz
Title:	Associate

State of Missouri	)
	)	SS
City of St. Louis	)

I, Carla J. Flinn, a Notary Public, do hereby certify that Jerre E. Birdsong, Vice President and Treasurer of Central Illinois Light Company, a corporation organized and existing under the laws of the State of Illinois, and Craig W. Stensland, Assistant Secretary of said corporation, who are both personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such officers, respectively, of said corporation, and who are both personally known to me to be such officers, appeared before me this day in person and severally acknowledged that they signed, sealed and delivered said instrument as their free and voluntary act as such officers, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal this 22nd day of June, 2009, in the City and State aforesaid.

/s/ Carla J. Flinn
Notary Public

(Notarial Seal)

Commission # 06399906

My Commission expires 4/20/2010

State of New Jersey	)
	)	SS
County of Monmouth	)

I, Jeffrey Schoenfeld, a Notary Public in and for Union County in the State aforesaid, do hereby certify that:

Irina Golovashcuk, an Assistant Vice President of Deutsche Bank National Trust Company, signing on behalf of Deutsche Bank Trust Company America, and David Contino , a Vice President of said corporation, who are both personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such officers, respectively, of said corporation, and who are both personally known to me to be such officers, appeared before me this day in person and severally acknowledged that they signed, sealed and delivered said instrument as their free and voluntary act as such officers, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal this 22nd day of June, 2009.

/s/ Jeffrey Schoenfeld
Notary Public

(Notarial Seal)

My Commission expires August 17, 2012